Exhibit 18

April 1, 2021

Board of Directors
Micron Technology, Inc.
8000 South Federal Way
Post Office Box 6
Boise, ID 83707-0006

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to Micron Technology, Inc.’s (the “Company”) Quarterly Report on Form 10-Q for the period ended March 4, 2021 (the “Form 10-Q”) pursuant to Item 601 of Regulation S-K.

We have been provided a copy of the Company’s Form 10-Q. The Significant Accounting Policies and Inventories notes to the consolidated financial statements therein describe a change in accounting principle from the average cost inventory accounting method to the first-in, first-out (“FIFO”) inventory accounting method and a change in accounting principle in the classification of spare parts for equipment from raw materials inventories to other current assets. It should be understood that the preferability of one acceptable method of accounting over another for determining the cost of inventory or the classification of spare parts has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that these changes in accounting principle are preferable. Based on our reading of management’s stated reasons and justification for these changes in accounting principle in the Form 10-Q, and our discussions with management as to their judgment about the relevant business planning factors relating to the changes, we concur with management that such changes represent, in the Company’s circumstances, changes to preferable accounting principles in conformity with Accounting Standards Codification 250, Accounting Changes and Error Corrections.

We have not audited any financial statements of the Company as of any date or for any period subsequent to September 3, 2020. Accordingly, our comments are subject to change upon completion of an audit of the financial statements covering the period of the accounting changes.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

San Jose, California